Corporate Code of Business Conduct

Rev. 4.2014

BEING A TRUSTED PARTNER TO

OUR CLIENTS IS OUR TOP PRIORITY.

2

Dear Fellow Employees:

At Janus, one of the ways we set ourselves apart is through the high value we place on our clients. We believe that the best reward we can garner is continued trust in Janus – and we earn that trust daily through our behavior. We act with integrity, are proactively transparent, and we keep our promises to our clients and to each other. Regardless of what position you hold at Janus, each and every one of us is responsible for upholding the highest ethical practices and standards in everything we do.

We have developed this Corporate Code of Business Conduct (“Code”) to assist you, particularly when you are faced with challenging or unclear situations. This Code is meant to serve as a useful resource and guide. While we ultimately rely on our Employees’ good judgment and integrity, we understand there may be times when an Employee decides it is important to ask difficult questions or even make a report using the anonymous hotline. We support those decisions and will not tolerate retaliation against anyone for making a good faith report regarding an actual or potential violation of this Code or applicable laws or regulations.

Please remember that our individual actions have a significant impact on our – and ultimately our clients’ and shareholders’ – collective success. I firmly believe that putting the interests of our clients first in everything we do is more than half the battle.

Thank you for your commitment to our investors, shareholders and each other. It is that commitment and our “client-first” philosophy that will allow us to remain a trusted industry leader.

Sincerely,

Richard M. Weil

Chief Executive Officer, Janus Capital Group Inc.

Introduction 6-7

Reporting Requirements 7

Ethical Standards 8-11

Our Commitment to Ethical Standards 9

Diversity & Harassment. 10

Health & Safety 11

Laws and Regulations 12-15

Antitrust Laws 13

Securities Laws 15

Conflicts of Interest 16-17

Corporate Assets 18-19

Use of Corporate Assets 19

Corporate Opportunities. 19

Ownership of Assets 19

Competition and Fair Dealings 19

Interactions with Government Officials 20-21

Anti-Corruption 21

Government Employees and Agencies 21

Confidentiality/Data Privacy 22-25

Information About Fellow Employees 23

Protecting Our Electronic Information Systems 23

Data Privacy 24

Inside Information 26-29

Reporting Material Non-Public Information 27

False Rumors 27

Examples of Inside Information 28

Regulation Fair Disclosure 29

Quiet Period 29

Transactions in Company Securities 30-33

Restrictions on Trading in Company Securities 30

Section 16 31

Section 13 Reporting Requirements 32

Rule 144 Reporting Requirements 32

Related Party Transactions 32

Interactions with Third Parties 34-37

Talking to the Media/Public Relations 35

Social Media 35

Investigations 36

Audits and Inquiries 36

Expert Networks 36

Political Activities 37

Records 38-39

Books and Records 39

Proper Accounting 39

Conclusion 40-41

Waivers of the Code 40

Glossary of Terms 41

WHERE TO GO FOR HELP

You have an obligation to talk to your supervisor or your Compliance or Legal Representative about suspected illegal or unethical behavior. If you are not comfortable with direct discussion, you may report by using the anonymous hotline (within the U.S. 1-800-326-LOSS or outside of the U.S. 001-770-613-6374).

INTRODUCTION

Your Commitment to Live By Our Ideals

We act like what we do matters because it does. This Code reinforces our values. While we monitor laws and regulations that apply to our business worldwide, we trust you to do the right, ethical thing even when the law is unclear. As part of your personal commitment, you are expected to always act with honesty and integrity. You are also expected to read, understand and comply with this Code. If you have any questions or concerns about this Code, you should ask your supervisor or your Compliance or Legal Representative for clarification.

Reporting Requirements

You are responsible for reporting matters involving violations, or potential violations, of this Code or applicable legal and/or regulatory requirements~ Failure to report actual or potential violations by another Employee, at any level, is itself a violation of this Code~ Reports may be made to your supervisor or your Compliance or Legal Representative~

You may also make anonymous reports of possible violations by calling 1-800-326-LOSS, or 001-770-613-6374 for Employees located outside of the U~S~ To manage this hotline, we have hired an independent firm that specializes in hotline reporting~ Keep in mind that prompt reporting of a violation may substantially reduce the adverse consequences for all involved~

Reported issues and incidents are taken seriously and are thoroughly investigated to ensure that appropriate actions are taken~

Discrimination, retaliation or retribution against an Employee who reports misconduct in good faith, will not be tolerated.

Q What if I’m not sure if someone is engaging in illegal or unethical behavior?

A If you are uncertain about a situation, check the guidelines here in the Code to see if an answer exists. If the answer still isn’t clear, contact your supervisor or your Compliance or Legal Representative for guidance. If you are not comfortable with these options, you can report the behavior on the anonymous hotline (within the U.S. 1-800-326-LOSS or outside the U.S.

001-770-613-6374).

Know the Code

Read, understand and comply with the Code

Seek help if you have questions about the Code

Certify annually that you read and understand the Code

ETHICAL STANDARDS

Client Trust Starts Here

This Code applies to all Employees at Janus, INTECH, Perkins and our other U.S. and non-U.S. affiliates (collectively referred to as “Janus”, “we”, “our”, “us” or “Company”). Your commitment to these ethical standards helps protect us from litigation and criticism while also preserving and enhancing our reputation as a good corporate citizen.

Please remember that portions of the Code may also apply to others including certain Household Members.

For further information about our commitment to each other please refer to the Janus Employee Policies and Guidelines

Our Commitment to Ethical Standards

Some of the ethical standards to which we are committed, and for which you are individually accountable, include:

Business Ethics and Compliance with the Law

Observing applicable laws and regulations in performing your duties~

Adhering to the highest standard of loyalty, candor and care in all matters relating to our investors, shareholders and the Company~

Conducting all business dealings consistent with the Code~

Treating all customers, clients, suppliers, competitors and Employees with fairness and honesty~

Safeguarding and properly using the Company’s confidential and proprietary information, assets and other resources~

Promoting full, fair, accurate, timely and clear disclosure in any reports filed by the Company~

Refraining from the distribution or use of any material non-public information~

Conflicts of Interest

Disclosing actual or potential conflicts including those between fund shareholders and public stockholders~

Treatment of Others

Protecting the environment, health and safety of all Employees, clients and our community~

Promoting equal employment opportunities and the fair treatment of all Employees, while also providing a work environment free of any form of harassment or hostility~

Fostering an environment of respect and personal accountability~

Violations of this Code are reviewed by the Ethics Committee which will impose appropriate sanctions including a letter of censure, suspension or termination of employment.

Q Does the Code explain all the ethical standards I need to know?

The Code is the cornerstone of our commitment to integrity. It is intended solely as a starting point to help guide your judgment. The Code cannot anticipate or describe every law, regulation or requirement that may apply to you. There are additional rules, expectations and policies/procedures that underlie the ethical standards included in this Code.

Q What about different laws in different countries?

A We do business globally and that means you may be subject to the laws and regulations of different countries. Each of us is responsible for knowing and following not only the Code, but also the laws that apply to us where we work or conduct business. Should there ever be a conflict between the Code and any applicable law, you need to seek guidance from your Compliance or Legal Representative.

Q If I have questions or concerns regarding the Code, who should I ask?

Your supervisor, Compliance or Legal Representative, or a member of the Ethics Committee can answer questions about the Code and any rules or policies included in the Code.

ETHICAL STANDARDS

Diversity & Harassment

We all share a responsibility to contribute to a positive work environment where we treat each other with respect~ In addition, we must work together to ensure that our workplace is one of inclusion and acceptance~ We value the diversity of every member of our team, and recognize that our varied backgrounds, experiences and ideas are what drive Janus’ success~ Janus strictly prohibits employment related decisions based on consideration of race, color, religion, gender, national origin, age, disability, veteran status, sexual orientation, transgender status or other basis protected by law~ In addition, Janus does not and will not tolerate any form of harassment, including any unwelcome conduct towards a person that creates, encourages or permits an offensive, intimidating or inappropriate work environment for that person~ Harassment may be verbal, physical or visual~ Examples may include sexual advances, actions or comments, racial or religious slurs and jokes as well as any harassing behavior prohibited by law~

For more details, please refer to the Janus Employee Policies and Guidlines

If you believe you have been or are being subjected to sexual harassment or other harassment, or if you have observed any conduct which is or could be perceived as discriminatory or harassing conduct, you should immediately report the situation to your supervisor or Human Resources~ If you are not comfortable with direct discussion, you may also report by using the anonymous hotline without fear of retaliation~ All such concerns will be promptly and professionally investigated~ Our non-discrimination and non-harassment policies apply not only to our fellow Employees, but also to our clients, customers, suppliers, partners, investors and community members around the world~

? Treat others with respect and dignity~ ? If you know or suspect that others are being harassed, retaliated against, or discriminated against, report it immediately~

Health & Safety

Workplace safety and security are priorities at Janus~ We must all strive to maintain a healthy, safe and productive work environment while abiding by the safety policies and procedures in place in our facilities~ In addition, we must all know and follow any safety-related laws and regulations that apply to our work~ If you know of or suspect a safety hazard, accident or injury, you must report it to your supervisor, Human Resources (Human Resources Business Partner) and/or Security & Safety at x23333~ Complaints will receive attention and the situation will be investigated~ Employees should directly contact Security & Safety at x23333 immediately if they believe there is an imminent threat to the safety and health of Employees or property~ In order to maintain a safe, secure and healthy work environment, we must never engage in any of the following: Threats or acts of violence, The possession of weapons at any time on Janus property, including Janus’ parking areas, consistent with local law, or The use, distribution, selling or possession of alcohol, illegal drugs or other controlled substances~

For more information, access the Janus Employee Policies and Guidelines

No:

Drugs Firearms

Incendiary Devices

Safety First!

LAWS AND REGULATIONS

Compliance with Laws and Regulations

We follow the law. We endeavor to achieve a competitive advantage by providing superior performance and through our dedication to delivering the very best. We never advocate or tolerate using unethical or illegal practices to get ahead.

If you work in marketing, sales, purchasing, or are involved in discussions with our competitors, you have a particular responsibility to ensure you understand our standards and are familiar with antitrust and other applicable laws. Because laws are complex and may vary from one jurisdiction to another, you are urged to seek advice from your Compliance or Legal Representative when questions arise.

Failure to strictly adhere to laws and regulations could result in personal, corporate, criminal or civil penalties~ Remember, you are personally responsible for reporting any behavior or conduct that is a violation of this Code, Company policies or that could constitute a civil or criminal offense~

We are subject to numerous complex legal and regulatory requirements and compliance with laws and regulations is a critical element of our ethical standards~ This Code does not attempt to catalog the many laws and regulations which may come into play during the course of conducting your job responsibilities~ You are required to understand laws and regulations applicable to your business unit~ The Company provides a variety of training and resources to help you stay informed, educated and prepared but you are required to seek guidance from your Compliance or Legal Representative when in doubt about any legal or regulatory issue~

The following is a brief outline of several areas of the law which are the most frequent sources of liability for individuals or corporations~ This outline is not intended to be either exhaustive or definitive~

Antitrust Laws

Antitrust laws were put into place by federal and state governments to regulate corporations~ They keep companies from becoming too large and fixing prices, and also encourage competition~ Antitrust laws don’t just apply to large companies going through mergers~ Antitrust laws are intended to promote competition and regulate both solitary and joint actions with our competitors~ Generally, communication with competitors should avoid terms and conditions of sales, relationships with prospects, and information about customers~

Q Who with this oversees Code? compliance A The Ethics Committee. Q What is the purpose of the Ethics Committee? A The Ethics Committee’s purpose is to ensure that a culture of compliance is instilled throughout the Company, provide an effective mechanism for monitoring compliance with the standards and procedures contained in the Janus Ethics Rules (a.k.a. Code of Ethics) and this Code, take appropriate action when violations or potential violations are discovered and ensure that the Trustees and the Janus Capital Group Inc. (“JCG”) Board of Directors, as appropriate, are informed of such compliance issues and their resolution.

Contact the chair of the Ethics Committee

LAWS AND REGULATIONS

Joint Conduct

Companies often must work together and may legally do so under certain circumstances~ There are, however, some activities prohibited by the antitrust laws~ The number one prohibition is price fixing~ Competing companies cannot make agreements on prices, nor can they agree on other terms affecting price such as frequency of service, liability provisions and credit terms~ In addition, it is illegal for competitors to engage in a group boycott or an agreement not to compete (e~g~, by dividing up a market geographically)~ Whether joint conduct is legal should always be referred to a Legal or Compliance Representative~ The answer is often dependent on specific facts (e~g~, it may be legal to set standards in one case, but in a similar case, illegal)~ While a Legal or Compliance Representative is responsible for judging whether proposed joint activity is legal under antitrust laws, it is your duty to disclose all of the facts, not just those which you believe justify the proposed joint conduct~

Unilateral Conduct

When a company acts on its own, antitrust becomes an issue only when the company has some degree of control over a market, sometimes referred to as “market power~” If a company has enough market power, the antitrust laws may prohibit that company from refusing to deal with a customer or refusing to sell the customer something over which it has market power, unless the customer buys something else from the company (a “tying arrangement”)~ What Janus can or cannot do when it has market power is a question for a Legal or Compliance Representative~ The question of whether Janus has market power may be difficult, therefore you should err on the side of caution and assume that Janus has such market power in instances where it has the only appropriate facility or service available~ In those situations, it is your responsibility to seek legal advice~

Intent

Intent is a crucial factor in any antitrust case~ Intent to harm a customer or competitor can create antitrust liability~ You are expected to act in a manner which enhances the competitiveness of Janus, and you must never take action with the intent of harming a customer or a competitor~

Securities Laws

Do not trade on inside information~ The laws and regulations involving the issuance, buying or selling of Company Securities are stringent and complicated~ You should review and be familiar with the information discussed in the Inside Information section of this Code and, if you are a Director or Officer, take time to carefully review Section 16 compliance that is described later in this Code~

Additionally, as an investment adviser, limited purpose broker- dealer and fund manager, we are subject to a variety of federal, state and jurisdictional laws and are regulated by the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority and the Financial Conduct Authority, among others~ We maintain compliance policies and procedures that are readily available to Employees, and your Compliance and Legal Representatives are always available to answer general or specific questions~

Q What are a few examples of “acceptable methods” to obtain information about our competitors?

A The key point is to use publicly available information. Examples include annual reports, press releases, the internet, trade journals and similar sources.

CONFLICTS OF INTEREST

Your Commitment to Place the Company, Investors and Shareholders First

All of us have a duty to act in the best interest of the Company and its shareholders at all times. You are expected to disclose to the Ethics Committee or the Chief Compliance Officer (“CCO”) all actual or potential conflicts of interest, including those between fund shareholders and public stockholders. You may also make disclosures by using the anonymous hotline.

Conflicts of Interest

Conflicts may limit your ability to perform your job impartially or create competing interests across various business lines or client types~ You should avoid any direct or indirect business connection with our customers, clients, suppliers and competitors except on the Company’s behalf~ Some examples of potential conflicts of interest that require disclosure and possible pre-approval by Compliance or the Ethics Committee include:

Outside Employment or Material Business Relationships—Ownership by you or a Household Member in any outside enterprise which does or seeks to do business with us or is a competitor~ Any employment outside of your position here at Janus~ ? Outside Directorship—Serving as an Officer or Director of any public or private company~ Although positions with a non-profit organization do not require pre-approval, providing any advice specific to security or issuer selection is prohibited~ You may engage in general conversations regarding the industry, market conditions and overall allocation strategies except in instances where the Company or a Company product is being discussed or evaluated~

Because it is impossible to describe or foresee every potential conflict, we rely on your commitment to exercise sound judgment and to:

Seek advice when appropriate.

Report actual or potential conflicts of interest~

Adhere to these ethical standards in your professional and personal affairs~

Self-Dealing – Acting as a broker, finder or other intermediary for the benefit of a third-party in transactions involving the Company, its interests and/or its clients~ Gifts and Entertainment – Giving or receiving gifts, entertainment or other benefits (including loans or guarantees of obligations) that may be perceived as an attempt to influence you or a recipient directly or through a Household Member~ Personal Trading – Trading outside the requirements of the Janus Ethics Rules or trading that benefits you over the Company and our clients~ Political Activity – Contributing or participating in political activities or representing the Company and our clients~

Purchasing and Service Provider Selection – Purchasing equipment/ supplies or contracting for services on the basis of personal relationships or financial benefit to you, family or friends~

Family or Other Personal Relationships – Personal relationships may dissuade you from acting in the best interests of the Company and our clients~

If the Ethics Committee or the CCO determines that your ownership, service, actions, arrangements or circumstances pose a risk of an actual or potential conflict of interest, the Ethics Committee may prohibit or impose restrictions as deemed necessary to protect our reputation and integrity~

Q What is a conflict of interest?

AA conflict of interest occurs when your private interests conflict in any way with the interests of the Company, our stockholders or our clients. Always ask yourself: Am I doing what is right? Am I putting the Company and our clients first?

Q What if one of my Household Members works for a company with which we do business, or I am in a relationship with another Company employee?

A Report the relationship to your Compliance or Legal representative. We need to know so that appropriate actions can be taken to prevent any potential conflicts of interest from appearing to affect our decisions.

The appearance of a conflict of interest can be as harmful to our reputation as an actual conflict of interest. When in doubt, disclose the conflict in order to avoid violating this Code. You must notify your Compliance or Legal Representative, the CCO or Ethics Committee of any situation or relationship which could create, or appear to create, a conflict of interest.

CORPORATE ASSETS

Your Commitment to Use Corporate Assets Responsibly

Each day you use many corporate assets to get your job done. Our investors and shareholders trust us to be good stewards of their resources — to act in good faith and with diligence to protect their assets. Your computer, telephone, mobile devices and confidential Company information are all examples of corporate assets that you depend on. It’s critical that you treat these assets with respect and care. Going farther in your everyday work to use corporate assets responsibly has a positive impact on our bottom line.

Use good judgment in your verbal, written, and electronic communications by communicating professionally.

Use Company assets responsibly as if you were paying for them yourself.

Use of Corporate Assets

We count on you to act responsibly and use good judgment to protect our assets and ensure their efficient and proper use~ Theft, carelessness and waste have a direct impact on our profitability~ Any suspected incident of fraud or theft should be reported immediately~ You may also make anonymous reports by calling the hotline~ Company equipment should generally not be used for non-Company business, though incidental personal use is permitted~

Corporate Opportunities

You are prohibited from taking personal opportunities that are discovered because of your connection to the Company without the consent of the JCG Board of Directors~ Because you have a duty to advance our legitimate interests when opportunities arise, you may not use corporate property, information or position for personal gain or compete with the Company directly or indirectly except as authorized in advance by the Ethics Committee (or, in the case of Directors and Officers, the JCG Board of Directors)~

Ownership of Assets

As an Employee, if you invent, develop, discover, improve or create anything during your employment directly or indirectly related to our business or activities, or by using time, material or facilities of the Company, you are required to (i) disclose such work to your supervisor; (ii) assign all rights to the work to the Company; and (iii ) assist us both during and after your employment in recording and/or protecting our interests in the work, including assistance to enable us to obtain patent, copyright or other protection for the work~

Competition and Fair Dealings

You should respect the rights of and deal fairly with our shareholders, investors, clients, suppliers, competitors and Employees~ Never take unfair advantage of anyone through manipulation, concealment, abuse of information, misrepresentation of fact or any other intentional unfair-dealing practice~

Access the Janus Information Security Policy

Q Can at work? I browse the internet A Technology, including hardware, software, access to the internet and email, is provided primarily as a business tool. Occasional personal use that does not violate federal, state, or local law, any Company policy, or interfere with the performance of your job duties is permitted. For additional information on internet use and monitoring, please refer to the Janus Information Security Policy.

INTERACTIONS WITH GOVERNMENT OFFICIALS

Dive Deeper to Understand How to Interact with Government Officials

Global rules and Company policies apply when we do business with government entities, employees, officials, and other corporate representatives. As a global company we have to comply with laws in many countries. Your acts of hospitality should always be limited in scale and nature and should never be made, or appear to be made, as an attempt to induce a foreign official or corporate employee to award or continue business with us. All gifts and entertainment must be accurately recorded in our corporate books and records. Act with the expectation that any interactions, events, gifts or entertainment will become a matter of public knowledge.

You may never offer any improper payments, gratuities, gifts or like inducements to obtain or retain business or secure services anywhere in the world.

Anti-Corruption

As an international business, we are subject to anti-bribery and anti-corruption legislation, such as the U~S~ Foreign Corrupt Practices Act (“FCPA”) and the U~K~ Bribery Act, wherever we conduct business~ We require full compliance with the FCPA, U~K~ Bribery Act and similar international laws~ Bribery is a form of corruption and can be defined as the offering, promising, giving, accepting or soliciting anything of value (not just money or gifts) to secure an improper advantage~ Anti-corruption laws require that we maintain accurate books and records and maintain reasonable internal controls~ You are required to comply with all anti-bribery and anti-corruption legislation, both domestically and internationally, and to promptly report any suspected violations~ If you have questions, you need to seek specific guidance and advice from your Compliance or Legal Representative~

Government Employees and Agencies

The promise, offer or delivery of a gift, favor or other gratuity to an official or employee of the U~S~ Government violates Company policy and could also be a criminal offense~ Depending on your position, certain state and local governments may have similar rules that also apply~ It is your responsibility to understand and operate within these rules~ Stricter and more specific rules and Company policies apply when we do business with government entities and their employees and representatives~

Q Who is considered a foreign official? A Any official or employee of a government, a public international organization (such as the European Commission), any department or agency thereof, or any person acting in an official capacity. It can also include employees of a state- run or state-owned business, such as a public utility or university. It also includes foreign political party leaders and officials, any candidate for foreign political office, members of a royal family and members of legislative bodies.

Q I would like to provide an international business contact with a gift certificate.

Is this permissible? A Always check with your Compliance or Legal Representative prior to giving any payments or things of value to a foreign contact. Depending on the circumstances, the local market restrictions may prohibit even gifts of very little or no value.

View the Anti-Corruption Policy

CONFIDENTIALITY/ DATA PRIVACY

Your Commitment to Protect Confidential and Proprietary Information

Your obligation to preserve confidential information continues even after your employment or relationship with us ends.

This responsibility applies to safeguarding Company information and also extends to our investors, shareholders, clients and vendors. You may become aware of confidential or proprietary information regarding the Company. However, you should not provide this information to outside parties without prior written approval from your Compliance or Legal Representative. Be alert to requests for information from anyone outside of the Company. If your job requires you to provide information for reports about the Company, make sure the information you provide is accurate and permissible. As a public company, all information we disclose must be complete, fair, accurate and understandable.

Information About Fellow Employees

Respect the privacy rights of your co-workers~ We must all recognize the importance of keeping personal information private~

Protecting Our Electronic Information Systems

We have strict information security policies~ You are responsible for knowing and following these policies, helping to protect our electronic information and minimizing the risk of information loss~

At a minimum, you should take the following steps to help prevent unintentional disclosure of confidential or proprietary information: Do not discuss confidential information in public places such as elevators, hallways or social gatherings~ To the extent practical, limit access to the areas of the firm where confidential information could be observed or overheard by Employees without a business need for being in the area~ Avoid use of speakerphones in areas where unauthorized persons may overhear conversations~ Use only Company-approved devices for all business~ Use code names or numbers for confidential projects~ Avoid placing documents containing confidential or proprietary information in areas where they may be read by unauthorized persons and store such documents in secure locations when they are not in use~ Destroy copies of confidential documents no longer needed for a project unless required to be saved pursuant to applicable recordkeeping policies, current litigation-related document holds or other requirements~ ? Use only Company-issued laptops or other devices that are encrypted when sending confidential information~

Q What is considered “Confidential Information?” A Client information Business, marketing and service plans Operational techniques Internal controls Compliance policies Methods of operation Security procedures Strategic plans Research activities and plans Portfolio trading and investment strategies and modeling Transaction details Non-public portfolio holdings Marketing or sales plans Pricing or pricing strategies Salary information Unpublished financial data and reports (including information concerning revenues) Unpublished profits and profit margins Any information concerning our technology

View the Information Protection Policy

CONFIDENTIALITY/ DATA PRIVACY

Data Privacy

In a world where someone’s identity can be stolen at the push of a button, it is important we ensure that personal, non-public information about our investors, Employees and shareholders is protected from unauthorized use, disclosure or disposal~ This means that we all need to safeguard data privacy information such as social security numbers, account numbers, tax identification numbers and state driver’s license numbers coupled with the names of our investors, Employees, clients and shareholders~ This is an obligation imposed on you not just by this Code, but is also required by the law~ In order to help you comply with this obligation, we require every employee to complete the annual Information Protection training~ In addition, it is a good idea for you to periodically re-familiarize yourself with the Information Protection Policy~

If during the course of your work you ever suspect or learn of any data privacy information being compromised, whether internally or externally, it is your duty to immediately report the suspected breach~ This can be done by any of the following methods: Calling the IT Help Desk Emailing Ask Data Privacy

A failure or delay in escalating data privacy breaches or suspected compromises of personally-identifiable information not only puts our customers, Employees and shareholders at risk, but can also expose us to substantial penalties and lasting reputational harm~ Personally-identifiable information is any data about a person that could potentially identify that person, such as a name, address, social security number, account number, password, date of birth, email address, username and password, or security questions and answers~

Contact members of the Data Protection Committee

Q We have a new employee who formerly worked for a competitor. She is aware of proprietary and/or confidential information about her former employer. Is it okay for her to share this information with us?

A No. Simply stated, we will treat proprietary and confidential information about other companies in the manner that this Code expects you to treat our confidential information after leaving the Company.

Even if it were accidentally disclosed, you cannot use the information.

Q I received a letter from an unidentified source that is from a public company we follow. The letter contains information clearly marked “For Internal Use Only—Not for Public Distribution”. What should I do?

A Do not read the document and do not share it with co-workers. Contact your Compliance or Legal Representative immediately.

Q I inadvertently sent a shareholder’s account information to my home email account due to the auto-populate function in Outlook, but deleted it as soon as I got home. Do I need to report the incident?

A Yes. Anytime there is an actual or suspected breach of data privacy information, it must be reported in accordance with this Code. Even though the message was deleted, it may have traveled through several non-Company servers such that, if the message was unencrypted, it could be visible to third parties. In addition, the fact that the message was sent to a non-Company email account, means the message is no longer within our custody and control.

Q I just received a call from a government agency requesting information on one of our shareholders, including account information and transaction history. Should I provide the ANo. requested information?

You should contact your Compliance or Legal Representative before providing any information about a shareholder or client to a third party. We always seek to cooperate fully with regulatory and law enforcement investigations, but we must also adhere to other provisions, including our Privacy Policy, to protect shareholder information.

INSIDE INFORMATION

Reporting Material Non-Public Information

If you believe that you have come into possession of material non-public information, do not purchase or sell securities on behalf of yourself or others, including funds/clients, and do not communicate the information inside or outside of the Company~ You should immediately notify your Compliance or Legal Representative if you believe you may possess material nonpublic information~

The consequences of insider trading violations are often severe~ The penalties and any regulatory investigation into alleged violations can cause serious harm to the Company and you personally, even if the investigation does not result in prosecution~

False Rumors

Federal securities laws also prohibit the deliberate or reckless use of manipulative devices or activities with an intention to affect the securities markets~ You are not permitted to knowingly create or circulate a false or misleading rumor about a security or its issuer for the purpose of influencing the market price of the security~

Q When is information non-public? A Information remains non-public until it has been broadly disclosed to the marketplace (such as by press release, news article, or public filing with the SEC) and the investing public has had time to fully absorb the information. If you have any questions and/or concerns about what constitutes non-public information, please contact your Compliance or Legal Representative.

Q What is “material” information? A Unfortunately, there is no absolute definition for what constitutes material information and the SEC staff has rejected the use of quantitative tests. As a general rule, information should be considered material if a reasonable investor would consider it important in making his or her decision to buy, sell or hold the securities. Either good news or bad news may be material.

You may never trade in securities of a company (including Janus) when you are in possession of material non-public information.

INSIDE INFORMATION

Examples of Inside Information

Some examples of information that should be considered material for our Company (as well as other issuers) include, but are not limited to:

Financial condition

Results of operations or cash flows

Events regarding securities (such as dividend changes, repurchase plans, etc~) Earnings estimates Changes in previously released earnings estimates Merger or acquisition proposals or agreements Changes in assets under management or investment performance Notification by auditors that an issuer may no longer rely on an auditor’s report Major litigation or regulatory matters Liquidity problems Bankruptcies or receiverships Changes in credit ratings Management developments Information related to the market for a company’s securities Information about a significant order to purchase or sell securities

Regulation Fair Disclosure (“Regulation FD”)

We are obligated under specific securities laws and regulations to provide fair disclosure of material information to the public marketplace~ Regulation FD, adopted by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits selective disclosure of material non-public information by senior officials and certain other employees of public companies to securities market professionals and investors~

In order to limit the number of persons who are covered by

Regulation FD, we have designated a small number of key executives as the only personnel permitted to communicate with securities market professionals (including shareholders in their capacity) on behalf of, or with respect to matters concerning the Company~ Please note that this limitation does not apply to discussions regarding non-Janus matters in the course of your business (e~g~, communications by portfolio managers and research personnel regarding portfolio companies), although the other requirements of the Code and the Janus Ethics Rules may apply~

Quiet Period

During the three to four week period between quarter-end and the announcement of earnings (the “Quiet Period”), Janus has designated a small number of key executives as the only persons that may continue to maintain contact with securities market professionals on behalf of or with respect to matters concerning the Company~ One-on-one meetings with market professionals and designated personnel are discouraged, but not prohibited, during this Quiet Period~ Reactive telephone and email communications with stockholders and market professionals may occur but will be limited to general corporate discussions; such communications may not cover material non-public information such as flows or income and expense statement items that have not been discussed in the Company’s most recent corporate disclosures~

If you are not a designated person and you receive an inquiry from a member of the investment community, you must refer the inquiry to a designated person, and must not comment on the subject of the inquiry.

Q I know that I’m not able to trade based on material non-public information, but is it okay to talk about it with a co-worker? A No, tipping also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading whether or not you personally derive any benefit from another’s actions.

If you believe you possess material non-public information, you should report it to your Compliance or Legal Representative.

TRANSACTIONS IN COMPANY SECURITIES

Your Commitment to Understand Your Role in Transactions in Company Securities

Depending on your profile, you have to adhere to different rules when transacting in Company Securities. It’s your responsibility to understand which rules apply to you and to ask your Compliance or Legal Representative if you are ever in doubt.

Restrictions on Trading in Company Securities

The different employee profiles and the policies and procedures for your personal trading are set forth in detail in the Janus Ethics Rules~ There are certain requirements we all must follow such as the prohibition on trading while in possession of material non-public information and the rule against speculative trading in Company Securities~ Members of the JCG Board of Directors and the Executive Committee are not allowed to pledge their Janus stock shares~

Find out more in the Janus Ethics Rules

Section 16

Section 16 of the Exchange Act applies to transactions in Company Securities by Company insiders~

“Insiders” include:

1~ All members of the JCG Board of Directors~

2~ All “Officers” of Janus [“Officer” is defined for purposes of Section 16 as the President, Principal Financial Officer and Principal Accounting Officer (or controller) of Janus~]

3~ Any Vice President in charge of a principal Janus business unit, division or function (such as sales, administration or finance), who performs policy-making functions for Janus~

4~ Any direct or indirect beneficial owner of more than ten percent of any class of equity security of Janus~

Section 16 has three principal effects:

1~ It requires insiders to file reports relating to their ownership of Company Securities~

2~ Insiders are liable to the Company for any “profits” made on shortswing transactions (i~e~, a sale and a purchase, or a purchase and a sale, occurring within a six month period) in Company Securities~

3~ It prohibits insiders from engaging in short sales of Company Securities~

If you are a Section 16 Officer, please immediately report any transaction by the end of day in which it has occurred by notifying the Vice President of Compliance or your designated Legal Representative~ Notwithstanding our willingness to assist you with your filings, please remember that the reporting obligation is ultimately yours~

Failure to comply with Section 16 reporting requirements can result in both civil and criminal penalties to the insider and adverse consequences to Janus~ The maximum civil penalty for failure to file timely is five thousand dollars for an individual, except in cases where the failure to file involves a deliberate or reckless disregard of the filing obligation, in which case the maximum is increased to fifty thousand dollars, which is further increased to one-hundred thousand dollars if the failure to file also results in substantial losses (or creates a significant risk of substantial losses) to others~ In addition, late and erroneous reports must be disclosed in Janus’ annual proxy statement to stockholders; that disclosure must include the name of the non-compliant insider and a notification of late filings must also be disclosed on the cover page of Janus’ Annual Report on Form 10-K~

TRANSACTIONS IN COMPANY SECURITIES

Q How do I know if I am an “affiliate”? A You will be advised if you are considered an affiliate for Rule 144 purposes.

Section 13 Reporting Requirements

Under Section 13 of the Exchange Act, you are required to report on Schedule 13D your ownership of Company Securities if you become the beneficial owner of more than five percent of such securities~

Rule 144 Reporting Requirements

If you are an affiliate of the Company disposing of registered Company Securities on the open market, you must comply with limitations imposed on the volume of your transactions in Company Securities set forth in Rule 144 of the Securities Act of 1933~ In most instances, you must also file a Form 144 Notice with the SEC~ Your broker can assist you in analyzing the volume limitations and in filing Form 144~ If you are transacting in unregistered securities, other Rule 144 requirements apply~

Related Party Transactions

Transactions Subject to this Policy

A “related party transaction” is any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any “related person” had or will have a direct or indirect material interest~

“Related Persons” include:

all Directors and Officers of the Company;

any nominee for Director;

any immediate family member of a Director, nominee for Director or Officer of the Company; and any holder of more than five percent of the Company’s common stock, or an immediate family of such holder~ “Immediate Family” includes: spouses, children, stepchildren, parents, stepparents, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and any other person sharing a household (other than a tenant or employee)~

Transactions Exempt from this Policy

payment of compensation by the Company to a related person for the related person’s service to the Company and such compensation had been approved, or recommended to the JCG

Board of Directors for approval, by the Compensation Committee; transactions available to all Employees or all shareholders of the Company on the same terms; and transactions, which when aggregated with the amount of all other transactions between the related person and the Company, involve less than $120,000 in a fiscal year~ The Audit Committee will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining approval:

whether the terms are fair to the Company;

whether the transaction is material to the Company; the role the related person has played in arranging the related party transaction; the structure of the related party transaction; and the interests of all related persons in the related party transaction~ The related party transaction will only be approved if the Audit Committee determines that the related party transaction is beneficial and that the terms are fair to the Company~

Approval Process

Related party transactions must be pre-approved by the Audit Committee of the JCG Board of Directors~ Approval of a related party transaction may be conditioned upon actions that the Audit Committee deems appropriate~

Disclosure

All related party transactions that are required to be disclosed in the Company’s filings with the Securities and Exchange Commission, as required by the Securities Act of 1933 and the Exchange Act and related rules and regulations, shall be so disclosed in accordance with such laws, rules and regulations~

INTERACTIONS WITH THIRD PARTIES

Q If I get a media call requesting information and I know the answer, can I respond? A No. You are required to notify Corporate Communications at 1-800-628-1577 or 303-394-7664 within the U.S., or 00-44-207-410-1507 outside of the U.S., and they will advise you on how to proceed.

Your Commitment to Represent the Company in Third Party Interactions

Even when you’re not at work, you’re expected to live by your commitment when representing us. It’s critical that you understand your responsibilities before speaking to the media, making political contributions or cooperating in investigations and audits.

Talking to the Media/Public Relations

Keep in mind that discussions or exchanges with the media, even if seemingly insignificant, can have a major impact on our Company and our reputation~ Also, because we are a publicly traded company in a highly regulated industry, certain compliance and legal considerations must be evaluated prior to providing public comments or interviews~

You may not engage in interviews, discussions or written exchanges, regardless of how formal or informal, with reporters or any other media personnel without first notifying and consulting with the Corporate Communications staff~ The Corporate Communications staff will advise you on whether doing an interview or engaging in a discussion is appropriate and how to proceed, if you are permitted to do so~

Keep in mind that contact with the media outside of approved exchanges will be reviewed by the Ethics Committee which may impose such sanctions as it deems appropriate, including a letter of censure, suspension or termination of employment~

Social Media

Social media includes all forms of public, web-based communication and expression that bring people together by making it easy to publish content to many audiences~ Any social media posts, such as those on Facebook or Twitter, should comply with our Social Media Policy~ Individuals approved for social media business use must have financial content pre-approved, supervised and retained~ Remember, only certain authorized users can create or disseminate content for or about Janus on social media venues and only after it has been reviewed and approved by Compliance~

If you have any questions, contact your Compliance or Legal Representative for guidance~

Access Janus’ Social Media Policy

Think before you post~

Be careful about speaking on behalf of Janus~ You should not disclose confidential information~ Unless authorized, you should not use your personal accounts to tweet, blog, or post about Janus business~

Q I only use Facebook and Twitter for communicating with my friends.

How does Janus’ Social Media A Policy apply to me?

So long as you are using Facebook and Twitter for communicating with your friends and you are not distributing Janus business-related information to your friends, you are in compliance with the policy. However, you should always abide by Janus’ Social Media Policy, Anti-Corruption Policy, this Code, and the Janus Employee Policies and Guidelines which extend to all forms of communication (including social media) both inside and outside the workplace.

Q Can I post a response to a Janus Facebook or Twitter post? A Due to regulatory concerns, Employees are generally discouraged from posting comments to Janus sponsored sites, including clicking “Like” in response to a Janus post on Facebook if the post relates to Janus’ products and services.

However, Employee participation in the discussions on Janus in the community and our volunteer initiatives are perfectly acceptable.

Q Can I endorse someone’s skills on LinkedIn?

Be careful. Endorsing skills on LinkedIn could be viewed as a testimonial, prohibited by the Investment Advisers Act of 1940. As such, until further guidance is given by the regulators, it is Janus’ policy not to allow its Employees to endorse themselves, other Employee’s, or their contacts’ skills related to financial services on LinkedIn.

INTERACTIONS WITH

THIRD PARTIES

Investigations

Occasionally we, or third parties designated by us, may conduct investigations into certain matters~ Your full cooperation is required in order for us to thoroughly investigate and comply with laws, policies, procedures and this Code~

Audits and Inquiries

You should not take any action, directly or indirectly, that could be perceived as an attempt to fraudulently influence, coerce, manipulate or mislead any independent auditor, certified public accountant, or state or federal regulator~ During an audit or inquiry, make yourself available for interviews, answer all questions truthfully and completely, supply all documents requested, and generally conduct yourself in a manner that assists in advancing the audit or inquiry~

Expert Networks

You may also receive an invitation from groups often referred to as “expert networks” to consult on matters relating to our business and industry~ These invitations may ask you to participate in telephone consultations, in-person meetings, or educational events for the clients of those networks~ Participation in such networks is only allowed if it has been approved in advance by the Ethics Committee in accordance with the conflict of interest requirements of this Code~ In addition, we are not permitted to engage in any other form of external consultation arrangements as it relates to our industry or related matters, unless we have been designated an official company spokesperson or such participation is reviewed and approved in advance by the Ethics Committee~ The above applies whether you are compensated or not, though it is not intended to apply to consultation arrangements directly related to your role at Janus that have been approved by your supervisor~ If you are in doubt about whether this applies to an invitation you receive, contact your Legal or Compliance Representative~

Political Activities

We recognize that you are an active member of your community~ Because of this, you may wish to participate in political activities that involve financial contributions to political candidates, volunteer or fundraising activities~ Although we encourage civic and community involvement, you must avoid any situation that could jeopardize our current business or business prospects, raise a potential or actual conflict of interest, or create an appearance of impropriety in the context of our business relationships~

In addition, you must obtain written approval from Compliance before you make personal political contributions or engage in political activities~ All Officers must also obtain written approval from Compliance before a family member (i~e~, a spouse, domestic partner or minor children) makes a contribution or engages in any political activity~ Written approval is required because contributions you make may negatively impact Janus for two years following the payments~ If you have questions, you need to seek specific guidance and advice from your Compliance or Legal Representative~ For more information, please refer to the Political Activities Policy~

You cannot use any indirect means to avoid the Company’s Political Activities Policy. “Indirect” includes, among other things, making contributions through family or friends.

Examples of political activities:

Hosting fundraisers for candidates, committees and parties. Using your name or Janus’ name on fundraising literature. Giving endorsements.

Volunteering to make phone calls or canvas neighborhoods.

Serving on a candidate’s election committee.

Q What is a political contribution? A A contribution is anything of value made in connection with an election such as: any gift, subscription, loan, advance or deposit of money, in-kind donations or payment of debt. This includes transition or inaugural expenses. In short, anything of value made in connection with an election. Q What is a political activity? A A political activity is any activity by you or Janus that directly or indirectly supports a candidate’s campaign for office. Political action committees, party committees and other politically active groups may be indirectly supporting a specific candidate and are covered by our Political Activities Policy.

Q Can I still volunteer for a candidate?

A you Depending on the type of activity, may volunteer for a candidate, party, or cause during non-work hours. Remember, even though you may volunteer—your activity must be pre-approved.

Access the Political Activities Policy

RECORDS Your Commitment to Keep Accurate Records

Recordkeeping is not just for accounting. A simple email or a note taken at a meeting may be a record. It’s important to understand your responsibilities when it comes to recordkeeping. All Employees should keep accurate, organized records and keep in mind that records could be made public later.

Read about your recordkeeping responsibilities

Books and Records

You should always retain records according to Company record retention policies~ Remember, because records and communications often become public, exaggeration, derogatory remarks, jokes, guesswork or inappropriate characterizations of people and companies are neither appropriate nor permissible in any business record generated in the course of business (regardless of media format)~ In the event of litigation or governmental investigation, do not destroy any records until your Compliance or Legal Representative approves~

Proper Accounting

Compliance with accepted accounting rules and controls is required~ All books, records, accounts and financial statements must be maintained accurately and in reasonable detail, must appropriately reflect transactions and must adhere to legal requirements and internal controls~ All assets, including bank accounts in which Company cash is on deposit and any other cash accounts, shall be recorded in the regular Company books~ Unrecorded or “off the books” funds or assets are only allowed if they are specifically permitted under applicable laws or regulations~

Q How do I find out what types of records I need to maintain?

A Please refer to the Records Management Compliance (RMC) policies.

Q I am not in a financial or accounting position, how does A proper accounting impact me?

A The accurate reporting of time entry, PTO, as well as the appropriate use of expense accounts and departmental budgets for legitimate business expenses are a few examples of proper accounting standards that impact all Employees.

Always consider the perception of your communications and records if they are ever viewed by an outside party and expect that they could be made public at some time in the future.

CONCLUSION

Waivers of the Code

This Code has been approved by the JCG Board of Directors and applies to all Employees~

In the event this Code conflicts with local laws, you should always comply with the law~ Any waiver of this Code for Officers or Directors of the Company may be made only by the JCG Board of Directors or an appropriate Board Committee and will be promptly disclosed to the extent required by law or regulation~ Any other waivers may be made by the Ethics Committee only if circumstances warrant~ This Code merely summarizes some of our compliance and ethics policies~ Full text copies of our policies are available to Employees on our internal website~ You are responsible for complying with all applicable policies~ Individual business units or staff groups may issue additional policies that provide more specific guidance about certain practices related to particular business areas~ You should speak to your supervisor for more information about additional policies that pertain to you~ Violations of this Code are reviewed by the Ethics Committee, which will impose appropriate sanctions including a letter of censure, suspension or termination of employment~

Making the Right Decisions

Often the choices we face are difficult to make~ Although this Code highlights the key principles that guide our behavior, the Code cannot address every ethical situation~

Consider these questions before you act: Is it legal

Is it consistent with Company policy

How will the decision affect others (shareholders, investors, clients, competitors, the community, other Employees)

How would my action look as a headline in tomorrow’s newspaper or on the internet? ? Would additional advice be helpful

Thanks for Your Commitment to the Company and Our Clients

We appreciate the time you’ve taken to read and understand the Code~ We hope the Code becomes a valuable tool that you turn to when you have a question about ethical practices and standards~ Remember that you can always talk to your supervisor or your Compliance or Legal Representative if you have additional questions~

No matter what you do for us—you make a difference~ Look for opportunities every day to put this Code into practice~

Glossary of Terms

1~ “Company Securities” are any securities or options issued by JCG~

2~ “Compliance Representatives” are the CCO or the CCO’s designee(s)~

3~ “Legal Representatives” are the General Counsel or the General Counsel’s designee(s)~

4~ “Directors” are members of the JCG Board of Directors~

5~ “Trustees” are trustees of the Janus Investment Fund and Aspen Series~

6~ “Employees” are all Directors, Officers, full-time, part-time or temporary employees of Janus and its Subsidiaries, as well as certain consultants, independent contractors, and others performing extended services for Janus under its supervision or control~

7~ “Ethics Committee” is responsible for oversight of this Code and the Janus Ethic Rules and is comprised of senior business leaders throughout Janus~

8~ “Household Members” are the spouse, minor children, parents and other persons living in the household of any individual covered by this Code~

9~ “Janus Funds” are Janus Investment Fund, Janus Aspen Series, Janus Selection, and Janus Capital Funds Plc and any other mutual fund or unregistered product to which Janus or a control affiliate is a sub-adviser~

10~ “Janus” is Janus Capital Group Inc~, its Subsidiaries, and Janus Funds, where appropriate~

11~ “Officers” are officers of Janus~

12~ “Executive Committee” is responsible for the strategic direction of Janus and is comprised of the Janus Chief Executive Officer and designated senior business leaders~

13~ “Subsidiary” means any organization that is consolidated with Janus for financial reporting purposes~

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